SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No.___)

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission only (as permitted by Rule 14a-
         6(e)(2)
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Materials Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                           Worldwide Value Fund, Inc.
      -------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

      -------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2) or Item 22(a)(2)
of Schedule 14A.
[ ]   $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1)    Title of each class of securities to which transaction applies:
      2)    Aggregate number of securities to which transaction applies:
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      4)    Proposed maximum aggregate value of transaction:
      5)    Total fee paid:
[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1)    Amount previously paid:
      2)    Form, Schedule or Registration Statement No.:
      3)    Filing Party:
      4)    Date Filed:

                           WORLDWIDE VALUE FUND, INC.
                       7 EAST REDWOOD STREET, 10TH FLOOR
                            BALTIMORE, MD 21203-1476
                                   NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 25, 1996

TO THE SHAREHOLDERS:
     The 1996 annual meeting of Worldwide Value Fund, Inc. ("Fund") will be held on Thursday, April 25, 1996 at 10:00 a.m., Eastern time, at 111 South Calvert Street, 20th Floor, Baltimore, Maryland 21202, for the following purposes:
          (1) To elect nine directors to serve until their successors are elected and qualified.
          (2) To ratify the selection of Coopers & Lybrand L.L.P. as the Fund's independent accountants for the fiscal year ending December 31, 1996.
          (3) To act on a shareholder proposal recommending that the directors consider converting the Fund from a closed-end to an open-end fund.
          (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

YOUR DIRECTORS RECOMMEND THAT YOU VOTE FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.

     You will be entitled to vote at the meeting and any adjournments thereof if you owned shares of the Fund at the close of business on February 19, 1996. If you attend the meeting, you may vote your shares in person. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     By order of the Board of Directors,

                                          MARIE K. KARPINSKI
                                               SECRETARY
February 29, 1996

                             YOUR VOTE IS IMPORTANT
                       NO MATTER HOW MANY SHARES YOU OWN

     Please indicate your voting instructions on the enclosed proxy, sign and date it, and return it in the envelope provided. If you sign, date and return the proxy but give no voting instructions, your shares will be voted "FOR" Proposals 1 and 2 and "AGAINST" Proposal 3. In order to avoid the additional expense to the Fund of further solicitation, we ask your cooperation in mailing your proxy promptly.

                           WORLDWIDE VALUE FUND, INC.
                       7 EAST REDWOOD STREET, 10TH FLOOR
                            BALTIMORE, MD 21203-1476

                                PROXY STATEMENT
            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 25, 1996

     This statement is being furnished to shareholders of Worldwide Value Fund, Inc. ("Fund") in connection with a solicitation of proxies by and on behalf of the Board of Directors of the Fund to be used at the annual meeting of the shareholders of the Fund, to be held April 25, 1996, or any adjournment or adjournments thereof (collectively, the "Meeting").

     The proxies named in the enclosed form of proxy will vote in accordance with your directions when it is returned properly executed. If you sign, date and return the form of proxy but give no voting instructions, your shares will be voted in favor of the nine nominees for directors named herein; in accordance with the recommendation of your Board of Directors as to all other proposals; and, at the discretion of the Proxy holders, on any other matter that may properly have come before the Meeting or any adjournment. You may revoke your form of proxy by giving another proxy or by letter or telegram directed to the Fund showing your name and account number. Such revocation, to be effective, must be received prior to the Meeting. In addition, if you attend the Meeting in person you may, if you wish, vote by ballot at the Meeting, thereby cancelling any proxy previously given.

     As of the record date, February 19, 1996, the Fund had 2,928,867 shares of common stock outstanding. Lazard Freres & Co. LLC, 30 Rockefeller Plaza, New York, NY 10020, beneficially owned 273,354 shares, representing approximately 9.3% of the Fund's outstanding shares on the record date. Management does not know of any other person who owned beneficially 5% or more of the Fund's outstanding shares on the record date. The solicitation of proxies will occur primarily by mail but also may include telephone or oral communications by regular employees of Legg Mason Fund Adviser, Inc., 111 South Calvert Street, Baltimore, Maryland, 21202, the Fund's Administrator and Investment Consultant ("Administrator" or "Investment Consultant") or a third-party proxy solicitor. The costs of such solicitation, estimated at $10,000, will be borne by the Fund. Each share of common stock is entitled to one vote. The presence, in person or by proxy, at the Meeting of the owners of a majority of the shares outstanding is required for a quorum. In the event that a quorum is not present at the Meeting, or if a quorum is present at the Meeting but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those shares represented at the Meeting in person or by proxy. The persons named as proxies will vote those proxies which they are entitled to vote FOR any such proposal in favor of such an adjournment, and will vote those proxies required to be voted AGAINST any such proposal against such adjournment. A shareholder vote may be taken on one or more of the proposals in this proxy statement prior to any such adjournment if sufficient votes have been received and it is otherwise appropriate.

     Broker non-votes are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and the broker does not have discretionary voting authority. Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present but will not be voted for or against any adjournment. Accordingly, abstentions and broker non-votes effectively will be a vote against adjournment or against any proposal where the required vote is a percentage of the shares present. Abstentions and broker non-votes will not be counted, however, as votes cast for purposes of determining whether sufficient votes have been received to approve a proposal.

     The Fund's annual report, containing financial statements for the year ended December 31, 1995, and this proxy statement along with the notice of Meeting and proxy card will first be mailed to shareholders on or about February 29, 1996.

                       PROPOSAL 1. ELECTION OF DIRECTORS

     Management proposes the election of the nine current directors of the Fund named below to constitute the entire Board, each to hold office until his successor is elected and qualified. Unless you give contrary instructions in the form of proxy, your proxy will be voted for the election of the nine nominees. Each of the nominees has indicated his willingness to serve if elected. If any of the nominees should withdraw or otherwise become unavailable for election due to events not now known or anticipated, unless the Board reduces the number of directorships, the proxies will vote for such other nominee or nominees as management may recommend. Directors must be elected by a vote of the holders of a majority of the shares present at the Meeting in person or by proxy and entitled to vote thereon.

     All the nominees except Mr. Eberstadt and Mr. Van Maasdijk have been directors of the Fund since it began operations in 1986. Mr. Eberstadt was appointed a director effective January 1, 1990. Mr. Van Maasdijk was appointed a director effective January 1, 1994. All directors and officers as a group (sixteen persons) owned beneficially 1.5% of the shares outstanding at January 31,1996. This includes shares shown in the following table and notes thereto.

                                                                                                         SHARES
                                                    BUSINESS EXPERIENCE DURING                            OWNED
        NOMINEE (AGE)                          PAST FIVE YEARS; OTHER DIRECTORSHIPS                  BENEFICIALLY(1)
A. John W. Campbell (49)        Director of Campbell Lutyens & Co. Ltd (U.K. investment banking               -0-
                                firm) since 1988; Director of Beradin Holdings, PLC (U.K.);
                                formerly Director of Noble Grossart Limited 1973-1988.

Edmund J. Cashman, Jr.* (59)    Senior Executive Vice President and Director of Legg Mason Wood             4,196(2)
                                Walker, Incorporated and Legg Mason, Inc.; President and Director
                                of Legg Mason Tax Exempt Trust, Inc.; Vice Chairman of Legg Mason
                                Income Trust, Inc.; Trustee and President of Legg Mason Tax-Free
                                Income Fund; and Director of E. A. Engineering, Science and
                                Technology, Inc.

Henri Deegenaar (60)            Independent Consultant; Director of Guilbert SA and OFREX (UK);             1,000(2)
                                formerly President of Developpement et Finance -- DEFI (French
                                investment holding company) 1987-1991.

Walter A. Eberstadt* (74)       Limited Managing Director, Lazard Freres & Co. LLC since 1995;             29,020(3)
                                Limited Partner, Lazard Freres & Co. since 1986; Member of the
                                Investment Advisory Board of Corporate Advisors L.P.; Chairman of
                                the (Lazard) World Trust Fund; Chairman, (Lazard) Emerging World
                                Trust Fund, Ltd.; formerly Managing Partner, Scottish and English
                                Investors L.P. 1984-1988; General Partner, Lazard Freres & Co.
                                1970-1986.

Ian F. H. Grant (56)            Managing Director of Glenmoriston Estates Ltd. (Scottish holding            6,000(2)
                                company); Chairman of Pacific Assets Trust PLC (U.K. investment company); Director of Royal Bank of Scotland PLC, Royal Bank of
                                Scotland Group PLC, Banco Santander SA, and a number of publicly owned companies in Europe and the Far East.

                                                                                                         SHARES
                                                    BUSINESS EXPERIENCE DURING                            OWNED
        NOMINEE (AGE)                          PAST FIVE YEARS; OTHER DIRECTORSHIPS                  BENEFICIALLY(1)
Lawrence W. Harris, III* (54)   Director of Lombard Odier International Portfolio Management                  -0-
                                Limited (the Fund's investment adviser) since 1984.

Charles J. Swindells (53)       Vice Chairman, U.S. Trust Company of the Pacific Northwest (a              1,448(2)
                                non-depository trust company); Founder of Capital Trust Company, which was merged into U.S. Trust Company of New York in July of
                                1993; Chairman, Oregon Public Broadcasting; formerly Trustee of the Oregon Public Employee Pension Trust Fund.

Robert H. C. Van Maasdijk*      Managing Director of Lombard Odier International Portfolio                    -0-
(50)                            Management Limited (the Fund's investment adviser).

Prinz Wolfgang E. Ysenburg      Chairman of Unico Investment Fund Management Company, S.A., Unico           3,272(2)
(59)                            Equity Fund and Unico Financial Services, S.A. (Luxembourg
                                investment companies); Director of Holland Fund (Dutch investment company); Director of Beteilingungsgesellschaft (German investment company); Director of Profirent Investment Fund.

  * Directors Cashman, Harris, Van Maasdijk and Eberstadt are deemed to be "interested persons" of the Fund as that term is defined in the Investment Company Act of 1940 ("1940 Act").

(1) All shares are owned as of January 31, 1996. For this purpose, "beneficial ownership" is defined in the regulations under section 13(d) of the Securities Exchange Act of 1934. The information is based on statements furnished to the Fund by the nominees. Unless otherwise indicated, on the record date no director or officer beneficially owned more than 1% of the shares outstanding.

(2) This total represents shares of the Fund for which the director has sole investment and sole voting power.

(3) Mr. Eberstadt's total includes 10,291 shares of the Fund for which he has sole voting and investment power and 18,729 shares of the Fund for which he has shared voting and investment power.

     Under Section 16(a) of the Securities Exchange Act of 1934, Section 30(f) of the 1940 Act and Securities and Exchange Commission ("SEC") regulations thereunder, the Fund's officers and directors, persons owning more than 10% of the Fund's common stock and certain officers and directors of Lombard Odier International Portfolio Management Limited and Legg Mason Fund Adviser, Inc., are required to report their transactions in the Fund's common stock to the SEC, the New York Stock Exchange ("NYSE") and the Fund. Based solely on the Fund's review of the copies of such reports received by it, the Fund believes that, during its fiscal year ended December 31, 1995, all filing requirements applicable to such persons were complied with.

     The Board of Directors met four times during the year ended December 31, 1995, and each director except Mr. Harris attended at least 75% of all the meetings of the Board and the Audit Committee, if applicable. The Fund's Audit Committee consists of the directors who are not "interested persons" of the Fund as defined within the 1940 Act. This Committee recommends to the Board of Directors the independent accountants to be selected for the Fund and reviews the arrangement and scope of the audit and non-audit services provided to the Fund by such accountants and the fees charged for such services. The Audit Committee also reviews all contracts entered into by the Fund with the Fund's investment adviser and administrator and their affiliates, the quality of services provided thereunder and the reasonableness of the fees paid for such services, and recommends to the Board whether to continue such contracts. The Audit Committee met once during the year ended December 31, 1995, and all members attended the meeting. The Fund has no nominating or compensation committees. Those directors who are not affiliated with Lombard Odier International Portfolio Management Limited ("Adviser"), Norfolk House, 13 Southampton Place, London WC1A 2AJ, UK, or the Investment Consultant of the Fund are paid an annual fee of $7,500 and an attendance fee of $500 per meeting of the Board plus travel and out-of-pocket expenses incurred in connection with Board of Directors meetings.

     The following table provides certain information relating to the compensation of the Fund's directors for the fiscal year ended December 31, 1995.

COMPENSATION TABLE



                                                      AGGREGATE
           NAME OF PERSON AND                        COMPENSATION
                POSITION                              FROM FUND
 A. John W. Campbell, Director                          $9,000
 Edmund J. Cashman, Jr., Director                         None
 Henri Deegenaar, Director                              $9,500
 Walter A. Eberstadt, Director                          $9,500
 Ian F. H. Grant, Director                              $9,500
 Lawrence W. Harris, Director                             None
 Charles J. Swindells,
   Chairman of the Board                                $9,500
 Robert H. C. Van Maasdijk,
   Director                                               None
 Prinz Wolfgang E. Ysenburg, Director                   $9,500

OFFICERS

     The officers of the Fund are:

     Peter E. F. Newbald (49) -- PRESIDENT; Partner of Reads & Co. (chartered accountants).

     William H. Miller, III (46) -- VICE PRESIDENT; Senior Vice President of Legg Mason Wood Walker, Incorporated; President and Director of Legg Mason Fund Adviser, Inc. since 1989; prior thereto, Senior Vice President and Director of Investment Management of Legg Mason Wood Walker, Incorporated 1985-1989.

     Edward A. Taber, III (52) -- VICE PRESIDENT; Senior Executive Vice President, Legg Mason, Inc. and Legg Mason Wood Walker, Incorporated; Vice Chairman and Director of Legg Mason Fund Adviser, Inc. since 1992; Director and Officer of other registered investment companies distributed by Legg Mason.

     Marie K. Karpinski (47) -- VICE PRESIDENT, SECRETARY AND TREASURER; Treasurer of Legg Mason Fund Adviser, Inc.; Vice President and Treasurer of other registered investment companies for which Legg Mason Fund Adviser, Inc. is investment adviser or manager; Vice President of Legg Mason Wood Walker, Incorporated.

     Andrew Roberts (41) -- ASSISTANT VICE PRESIDENT; Assistant Director and Chief Accountant of Lombard Odier International Portfolio Management Limited.

     James N. H. Bennett (47) -- ASSISTANT VICE PRESIDENT; Partner of Reads & Co. (chartered accountants).

     Brian J. Pierce (48) -- ASSISTANT VICE PRESIDENT; Partner of Reads & Co. (chartered accountants).

     Mr. Newbald receives $25,000 annually for his services as President of the Fund. The other executive officers receive no compensation from the Fund for their service as officers. All of the current executive officers of the Fund have served as such since the Fund began operations in 1986, except Messrs. Bennett and Pierce who were elected on February 23, 1990, and Mr. Taber, who was elected on February 12, 1993.

     Approval of this Proposal requires the vote of a majority of the Fund's shares present, in person or by proxy, at the Meeting.

     THE DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE FOR PROPOSAL 1.

                     PROPOSAL 2. RATIFICATION OF SELECTION
                           OF INDEPENDENT ACCOUNTANTS

     The Fund's financial statements for the year ended December 31, 1995 were audited by Coopers & Lybrand L.L.P., independent accountants. In addition to the audit of the Fund's annual financial statements, Coopers & Lybrand L.L.P. prepares the Fund's federal and state income and excise tax returns. The Audit Committee will review and approve services provided by the independent accountants prior to their being rendered, and will report to the Board of Directors concerning all such services after they have been performed.

     The Board of Directors has unanimously selected Coopers & Lybrand L.L.P. as independent accountants for the Fund for the fiscal year ending December 31, 1996. The ratification of the selection of independent accountants is to be voted upon at the Meeting and it is intended that the persons named in the accompanying proxy will vote for Coopers & Lybrand L.L.P. unless contrary instructions are given. Coopers & Lybrand L.L.P. has informed the Fund that it has no material direct or indirect financial interest in the Fund. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Meeting, will be given the opportunity to make a statement if desired, and will be available to answer any questions. Ratification of this Proposal requires the vote of a majority of the Fund's shares present, in person or by proxy, at the Meeting.

     THE DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE FOR PROPOSAL 2.
             PROPOSAL 3. SHAREHOLDER PROPOSAL RECOMMENDING THAT THE
              BOARD CONSIDER CONVERTING THE FUND FROM A CLOSED-END
                            FUND TO AN OPEN-END FUND

SHAREHOLDER PROPOSAL

     The Board of Directors has been informed by Marvin G. Brook, M.D., shareholder of record who owned 1,100 shares at February 19, 1996, that he intends to submit the following proposal at the Meeting:

             RESOLVED, that shareholders recommend that the Board promptly consider options for changing the corporation from a closed-end investment company to an open-end investment company.

     The proponent has requested that the following statement be included in the proxy statement in support of his proposal:

             Shares of this closed-end company often sell at over a 20% discount to net asset value. A prime consideration for this company is to have a policy that is in keeping with the interests of its shareholders; I believe that shareholders would benefit by changing the corporation from a closed-end investment company to an open-end investment company. I also believe that the Board should consider this option as part of its fiduciary duty to shareholders.

     Approval of this Proposal requires the vote of a majority of the Fund's shares present, in person or by proxy, at the Meeting. However, in the event that this Proposal is approved and the Board of Directors determines to proceed with converting the Fund to open-end status, it will be necessary to call another meeting of shareholders at which shareholders will be asked to vote whether or not to approve converting the Fund to an open-end fund. Approval of that proposal would require the vote of the holders of a majority of the Fund's shares. Of course, if the Proposal is approved, the Board would not be required to proceed with converting the Fund to open-end status or to present such options to shareholders.

     THE DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE AGAINST PROPOSAL 3 FOR THE REASONS OUTLINED BELOW.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board has considered the benefits of operating as a closed-end fund and has determined that, particularly where these benefits result in positive investment performance, such benefits justify continuing to operate the Fund as a closed-end fund. The Board does not believe that eliminating the possibility of the discount alone justifies the fundamental changes that converting the Fund would entail to the Fund's portfolio management and operation, the risks of reduced size and increased expenses and the potential adverse effect on the Fund's investment performance. The Board believes that substantial consideration must be given to the Fund's performance. Premiums and discounts can be short-term indicators and should not be significant to the long-term investor. Although the effect of converting the Fund to an open-end fund might be to provide some shareholders with short-term appreciation, the Board believes that, at this time, such conversion would be detrimental to other shareholders whose interests are long-term in nature.

     In reaching its recommendation, the Board recognized that conversion would entail the loss of certain investment advantages of closed-end status. The Board considered the fact that because closed-end investment companies have a fixed amount of capital, the investment adviser of a closed-end fund is free to manage the fund without having to consider cash inflows and outflows from continuing sales or redemptions. Accordingly, a closed-end fund can remain almost fully invested as has the Fund. On the contrary, open-end funds must maintain sufficient cash reserves to provide for shareholder redemptions.

     The Board also recognized that conversion could be followed by redemptions in volume. Such redemptions could lead to a forced sale of certain portfolio securities in amounts and times that could be least advantageous for non-redeeming shareholders. Such redemptions could also lead to forced realization of unrealized capital gains, if any, resulting in unfavorable tax consequences to some shareholders. After conversion, the Fund could find it necessary to impose a "Rule 12b-1 plan" pursuant to which a fee would effectively be charged to outstanding shares in order to encourage new sales. Continuous sales and redemptions would probably result in increased transaction costs to the Fund in connection with investing new money and satisfying redemption requests. Since open-end funds typically provide more services to shareholders, they typically incur correspondingly higher shareholder servicing expenses. Because a portion of the Fund's operating expenses remains relatively constant as the Fund's assets increase or decrease, the Fund's expense ratio would increase if the Fund experienced net redemptions.

     In reaching its recommendation, the Board also recognized that the costs involved in the process of converting to an open-end fund, including the legal, accounting, registration and printing costs, would be significant. Those costs would be borne by the Fund's shareholders.

     The Board is not unmindful, however, of the large discount to net asset value at which the Fund's shares have been trading. In fact, the Board has adopted and implemented several measures in an effort to reduce or eliminate the discount without impairing the Fund's status as a closed-end fund. For example, several years ago, the Board voted to adopt a 10% annual distribution policy, later discontinued as ineffective, and has sought to improve shareholder and investor services. Earlier in 1995, the Board acknowledged its judgment that the Fund's shares represented good value and authorized the Fund to repurchase its own shares of common stock in the market if the discount level persisted.

     The Board recognizes that under certain circumstances, which are discussed below, conversion of the Fund could be beneficial to the Fund and its shareholders. Because open-end funds are required to redeem their shares at net asset value, conversion of the Fund would certainly eliminate the possibility of the Fund's shares ever trading at a discount. Conversion would also enable the Fund to sell new shares and increase in size, which could result in the spreading of certain fixed costs over a larger pool of assets. Furthermore, as noted above, open-end funds typically provide more services to shareholders, although there are additional costs for these services.

     The Board believes that the costs and disadvantages involved in converting the Fund to an open-end fund outweigh the benefits of conversion at this time. However, the Board is concerned about large persistent discounts to net asset value and believes that if that discount persists and if the benefits of operating as a closed-end fund do not result in the Fund achieving a certain level of performance, the balance would then shift to where the benefits of conversion would outweigh its costs and disadvantages. Accordingly, the Board has adopted the following policy with regard to conversion, which addresses the discount factor, while taking into account Fund performance:

             If the average daily closing price of the Fund's shares on the NYSE for the one-month period ending December 31, 1996 is at least 12% less than the average net asset value of the Fund's shares over the same period, the Board will consider options for restructuring the Fund to make its shares redeemable, including the merger of the Fund with or into an open-end fund, and will commence the actions necessary to effect such transaction, including presenting the necessary proposal to effect such transaction no later than at the Fund's 1997 annual shareholder meeting, unless either (i) the Fund, measured by the change in its net asset value and not including any dividends paid by it, outperforms the Morgan Stanley European Index, excluding any dividends, for the 5 year period January 1, 1992 to December 31, 1996, or (ii) the total return of the Fund, measured by Micropal, ranks in the top half of the Micropal competitive universe of European equity growth funds for that 5 year period.

     For the month ended December 31, 1995, the Fund's average daily discount exceeded 12% under the formula set forth in the above policy. In addition, the return of the Fund from January 1, 1992 to December 31, 1995 was 36.85%, below that of the Morgan Stanley European Index which was 39.33% measured as set forth in the above policy over that same period; and the total return of the Fund for that period ranked it in the lower half of the Micropal competitive universe. Accordingly, if the policy had been applicable for the time period ending December 31, 1995, the Board would have been committed to considering the options for restructuring the Fund and commencing the actions necessary to effect such a transaction.

     Under this newly adopted policy, if the discount remains above 12% and the Fund's performance has not, by December 31, 1996, exceeded the performance of the Morgan Stanley European Index, excluding any dividends, for the specified period or placed the Fund in the top half of its peer group of funds for the specified period or either of which the Board believes would justify continuing to operate the Fund as a closed-end fund, the Board would commence action necessary to convert the Fund. However, if the discount decreases to below 12%, or if the Fund's performance exceeds the specified level or places the Fund in the top half of its peers, the Board would not initiate, at that time, any actions to convert the Fund, but the shareholders should realize the benefits of a reduced discount and strong performance.

     For the foregoing reasons and subject to its adoption of the foregoing policy, the Board does not believe that conversion of the Fund to an open-end fund is in the best interests of the Fund and its shareholders at this time, and, in light of its newly adopted policy, recommends that you vote AGAINST the shareholder proposal.

                             SHAREHOLDER PROPOSALS

     Shareholders desiring to submit proposals for the next annual shareholders' meeting, to be held in April 1997, should send them to the attention of the Secretary of the Fund at 7 East Redwood Street, 10th floor, Baltimore, Maryland 21202. Such proposals must be received by the Secretary not later than October 31, 1996 to be included in the proxy statement for the next annual shareholders' meeting.

                                 OTHER BUSINESS

     Management knows of no business to be presented to the Meeting other than the matters set forth in this statement, but should any other matter requiring a vote of shareholders arise, the proxies will vote thereon according to their best judgment in the interest of the Fund.

                                          By order of the Board of Directors,

                                          MARIE K. KARPINSKI
                                          Secretary

        IT IS IMPORTANT THAT YOU EXECUTE AND RETURN YOUR PROXY PROMPTLY.

                       WORLDWIDE VALUE FUND, INC.
           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking any previous proxies, hereby appoint(s) Edmund
J. Cashman, Jr. and Marie K. Karpinski, or any one or more of them, attorneys, with full power of substitution, to vote all shares of Worldwide Value Fund, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Fund to be held at the office of the Fund at 111 South Calvert Street, 20th Floor, Baltimore, Maryland, on April 25, 1996 at 10:00 a.m. and at any adjournments thereof. All powers may be exercised by a majority of said proxy holders or substitutes voting or acting or, if only one votes and acts, then by that one. This proxy shall be voted on the proposals described in the Proxy Statement as specified in the spaces on the reverse side of this card. Receipt of the Notice of the Meeting and the accompanying Proxy Statement is hereby acknowledged.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made on Proposal 1 or if the box marked "FOR ALL EXCEPT" is marked but no names of the nominees are struck through, this proxy will be voted "FOR" Proposal 1. Likewise, if no direction is made on Proposals 2, 3 and 4, this proxy will be voted "AGAINST" proposal 2 and "FOR" proposals 3 and 4.

    PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN
                           ENCLOSED ENVELOPE.

Please sign this proxy exactly as your name appears on the books of the Fund. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?

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

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE                                         With-   For All
                                                        For    hold    Except
       1.) To elect the nine nominees specified         [  ]   [  ]     [  ]
           below as Directors:

           A. John W. Campbell; Edmund J. Cashman, Jr.;
           Henri Deegenaar; Walter A. Eberstadt;
           Ian F.H. Grant; Lawrence W. Harris, III;
           Robert H.C. Van Maasdijk; Charles J. Swindells;
           Prinz Wolfgang E. Ysenberg

           If you do not wish your shares voted "FOR" a particular nominee, mark the "FOR ALL EXCEPT" box and strike a line through the nominee(s) name. Your shares will be voted for the remaining nominee(s).

                                                        For   Against  Abstain
                     2.) To act on a shareholder        [  ]   [  ]     [  ]
                         proposal recommending that the
                         Directors consider converting
                         the Fund from a closed-end to
                         an open-end fund.

                     3.) To ratify the selection of     [  ]   [  ]     [  ]
                         Coopers & Lybrand LLP, as
                         independent public accountants
                         of the Fund for the fiscal year
                         ending December 31, 1996.

                     4.) In their discretion, such      [  ]   [  ]     [  ]
                         other matters as may properly
                         come before the meeting or any
                         adjournments thereof.

 Please be sure to sign    Date         Mark box at right if comments   [  ]
 and date this Proxy.                   or address change have been
                                        noted on the reverse side of
                                        this card.

                                              RECORD DATE SHARES:
   Shareholder sign here   Co-owner sign here